Exhibit to Accompany
Item 77J
FORM N-SAR
THE MARSICO INVESTMENT FUND
(the "Funds")

In accordance with the provisions of Statement of Position 93-2, "Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies," the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, reclassifications were recorded to decrease undistributed net investment loss by $10,432,364, $2,649,264 and $117,885, decrease accumulated net realized gain on investments by $10,424,052, $2,640,952 and $106,156, and decrease paid-in capital by $8,312, $8,312 and $11,729 in the Focus, Growth & Income and 21st Century Funds, respectively.

These reclassifications have no impact on the net asset values of the Funds and are designed to present the Funds' capital accounts on a tax basis.